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                                                                    EXHIBIT 99.1

Blue River Bancshares, Inc. announces 1st Quarter Earnings (Unaudited) and Issuance of Trust Preferred

April 25, 2006

Blue River Bancshares, Inc. (BRBI) today reported consolidated net income of $228,000 for the quarter ended March 31, 2006. This net income compares to consolidated net income for the same period of 2005 of $204,000. The 2005 results had no federal income tax expense and the 2006 results included a federal and state tax expense of $141,000. Fully diluted earnings per share were $.07 for the quarter ended March 31, 2006 and $.06 for the same period in 2005. Weighted average outstanding shares (fully diluted) were 3,509,944, as of March 31, 2006, compared to 3,406,150 shares at the end of the same quarter of 2005.

Blue River also announced the issuance of $7,000,000 of Trust Preferred Stock, at an initial interest rate of 6.63%, which will float, for the first five years, with 3 month London Inter Bank Offer Rate (LIBOR) plus a margin of 155 basis points. The proceeds will be used to fully retire $6,000,000 of bank debt with the balance to be used for general corporate purposes. The interest rate on the retired bank debt was the prime interest rate plus a margin, which varied, but was recently 50 basis points.

Net interest income before loan loss provision for the three months ended March 31, 2006 was $1,917,000 as compared to $1,655,000 for the same period of 2005. Non-interest income was $308,000 compared to $264,000 for the same period of 2005. During the quarter ended March 31, 2006 we had a net loss of $13,000 on the disposition of other real estate and other assets versus a gain of $5,000 during the comparable quarter of 2005.

The loan loss provision was $68,000 for the three months ended March 31, 2006 versus $53,000 for the quarter ended March 31, 2005.

Non-interest expense increased to $1,788,000 for the quarter ended March 31, 2006 as compared to $1,663,000 for the quarter ended March 31, 2005. This increase was primarily the result of increased compensation and professional fees. Expenses for the prior year included $69,000 related to a proposed merger, which has since been terminated.

Russell Breeden, III, Chairman, CEO and President of Blue River commented, "We are pleased to report this 81% increase in pretax income, from last year. Prior year's changes in the valuation allowance offset tax expense; however with last year's decision to reverse the valuation allowance on our deferred tax asset, the Company is now recognizing tax expense against our current earnings. Management continues to believe each bank can grow profitability from its existing base. We continue to focus on our goal of achieving a 10-12% pretax return on Shareholder's Equity during 2006 or 2007, by concentrating on the growth of quality loans, while we lower our net non interest expense."

Mr. Breeden also said "Our issuance of trust preferred stock will give us additional liquidity at the holding company and, together with improving profitability, will permit the board of directors to consider a cash dividend in either 2006 or 2007. Further, even though we continue to
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be fairly asset sensitive and have benefited from the past increases in the prime lending rate, we will attempt to reduce this sensitivity in the future."

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, formerly known as Unified Banking Company, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," expect," "anticipate," "estimate," and "intend," or future or conditional verbs such as "will," "would," "should," "could," or "may". These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

Blue River undertakes no obligation to revise these statements following the date of this press release.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (UNAUDITED)


                            QUARTERS ENDED MARCH 31


                                           2006                        2005

GROSS LOANS                            $168,902,000               $155,731,000
TOTAL ASSETS                           $211,576,000               $207,610,000
DEPOSITS                               $167,918,000               $171,767,000
SHAREHOLDERS' EQUITY                   $ 17,563,000               $ 15,639,000
BOOK VALUE PER SHARE                   $5.01                      $4.59


NET INTEREST INCOME                    $1,917,000                 $1,655,000
PROVISION FOR LOAN LOSS                $   68,000                 $   53,000
NON INTEREST INCOME                    $  308,000                 $  264,000
NON INTEREST EXPENSE                   $1,788,000                 $1,663,000
INCOME TAX EXPENSE                     $  141,000                 $     -0-
NET INCOME                             $  228,000                 $  204,000
BASIC & DILUTIVE EARNINGS PER SHARE    $.07                       $.06